SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2004

FOREST OIL CORPORATION

(Exact name of registrant as specified in charter)

New York	1-13515	25-0484900
(State or other juris-	(Commission	(IRS Employer
diction of incorporation)	file number)	Identification No.)

1600 Broadway, Suite 2200, Denver, Colorado  80202

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code:  303.812.1400

Item 5.  Other Events and Regulation FD Disclosure.

On June 22, 2004, Forest Oil Corporation (“Forest”) completed the Ninth Amendment to its credit facility.  The purpose of the Ninth Amendment is to raise the amount of permitted debt in unrestricted subsidiaries from $150 million to $200 million.  A copy of the amendment is filed herewith as an exhibit.

On July 12, 2004, in connection with the semi-annual re-determination process under Forest’s $600 million credit facility, the lenders set the global borrowing base at $395 Million until the next scheduled borrowing base re-determination date, scheduled for November 1, 2004.  Upon designating Forest’s wholly owned subsidiary, The Wiser Oil Company (“Wiser”), a restricted subsidiary the borrowing base will be increased to $500 Million, with $20 Million allocated to the Canadian credit facility.  Forest expects to designate Wiser a restricted subsidiary on July 30, 2004, upon completing the redemption of Wiser’s outstanding 9 ½% Senior Subordinated Notes due 2007.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

	Exhibit	Description

10.1

Ninth Amendment to Combined Credit Agreements, dated as of June 22, 2004, among Forest Oil Corporation, Canadian Forest Oil Ltd., and the subsidiary borrowers from time to time parties thereto, each of the lenders that is a party thereto, Bank of America, N.A., as U.S. Syndication Agent, Citibank, N.A., as U.S. Documentation Agent, JPMorgan Chase Bank, Toronto Branch, successor to J.P. Morgan Bank Canada, successor to The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, Bank of Montreal, as Canadian Syndication Agent, The Toronto-Dominion Bank, as Canadian Documentation Agent, and JPMorgan Chase Bank, successor to The Chase Manhattan Bank, as Global Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: July 13, 2004	By	/s/ Newton W. Wilson III
Newton W. Wilson III
Senior Vice President –
General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1

Ninth Amendment to Combined Credit Agreements, dated as of June 22, 2004, among Forest Oil Corporation, Canadian Forest Oil Ltd., and the subsidiary borrowers from time to time parties thereto, each of the lenders that is a party thereto, Bank of America, N.A., as U.S. Syndication Agent, Citibank, N.A., as U.S. Documentation Agent, JPMorgan Chase Bank, Toronto Branch, successor to J.P. Morgan Bank Canada, successor to The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, Bank of Montreal, as Canadian Syndication Agent, The Toronto-Dominion Bank, as Canadian Documentation Agent, and JPMorgan Chase Bank, successor to The Chase Manhattan Bank, as Global Administrative Agent.